March 15, 2006


Ms. Kristen Driscoll
Citibank, N.A.
388 Greenwich Street 14th Floor
New York, NY 10013


RE:  Officer's Certificate  Statement as to Compliance

      PHH Mortgage Capital LLC, Series:  CDMC 2005-1

Dear Ms. Driscoll:

The undersigned officer certifies the following for PHH Mortgage Corporation (formerly known as Cendant Mortgage Corporation) for the 2005 calendar year. To the best of our knowledge:


A review of the activities of the Master Servicer during the preceding year and of performance under the Pooling and Servicing Agreement dated as of January 1, 2005 has been made under such officers' supervision.

To the best of such officers' knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement dated January 1, 2005 throughout such year.





Certified by:

/s/ Marc J. Hinkle
------------------------
Officer - Marc J. Hinkle
Vice President - Loan Servicing
PHH Mortgage Corporation
(formerly known as Cendant Mortgage Corporation)